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Susan Morgenstern
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LOGAN’S ROADHOUSE® ANNOUNCES CHANGE IN LEADERSHIP

NASHVILLE, Tenn. – (Aug. 22, 2014) – Logan’s Roadhouse Inc. announced today that CEO and Chairman Michael Andres will be leaving Logan’s to become McDonald’s USA President. “We appreciate the contributions that Mike has made to Logan’s and wish him well in his new position,” said Phil Berney, Managing Director at Kelso & Company, a majority stockholder of Logan’s Roadhouse.
Gerard Lewis has been named interim CEO and will transition with Andres over the coming weeks. Lewis is a 35-year veteran of the restaurant industry and is credited for having created and developed numerous restaurant concepts. His most recent position was Chief Concept Officer for Wendy’s International. Prior to that he served as Chief Concept Officer for Boston Market. Since his retirement from Wendy’s at end of last year, Lewis has worked as a member of the Logan’s executive management team consulting on culinary strategy and new menu development.
“Gerard has played a key role in the evolution of our menu and the enhancements in our guest experience. We look forward to his ongoing leadership and breadth of experience in helping the talented Logan’s team continue to deliver exceptional value to our guests,” says Berney.
About Logan’s Roadhouse

Headquartered in Nashville, Logan’s Roadhouse Inc. is the leading casual dining steakhouse offering our guests wood-fire-grilled steaks, made-from-scratch recipes, fresh ingredients and Southern-inspired signature favorites in a roadhouse atmosphere. It presently operates 234 company-operated and 26 franchised Logan’s Roadhouse restaurants in 23 states. For more information, visit www.logansroadhouse.com.